Exhibit 99.1

News Release

For Immediate Release	CONTACT:
Bill Newbould
(610) 558-9800

ENDO PHARMACEUTICALS REPORTS FOURTH QUARTER

AND FULL-YEAR FINANCIAL RESULTS FOR 2007

- Strong Performance Includes Record Annual Net Sales and Net Income –

- Company Raises 2008 Guidance -

CHADDS FORD, Pa., Feb. 22, 2007 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), a specialty pharmaceutical company with market leadership in pain management, today reported financial results for the fourth quarter and full year ended December 31, 2007.

Net sales for the fourth quarter of 2007 were $304.6 million compared with $259.5 million in the fourth quarter of 2006, a 17.4% increase. Net income was $50.6 million for the three months ended December 31, 2007 compared with $14.8 million in the comparable 2006 period, which included the significant charges detailed below. As detailed in the Supplemental Financial Information below, adjusted net income for the three months ended December 31, 2007 was $69.6 million compared with $56.7 million in the same period in 2006.

Diluted earnings per share for the three months ended December 31, 2007 were $0.38 compared with $0.11 in the comparable 2006 period. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the three months ended December 31, 2007 were $0.52 compared with $0.42 in the same period in 2006, an increase of 23.8%.

The 2006 fourth quarter net income and earnings per share included $31.3 million in pretax impairment charges related to the company’s DEPODUR®, and SYNERA™ intangible assets, and a $26.0 million pre-tax charge for the write-off of purchased in-process research and development in connection with the October 2006 acquisition of RxKinetix, Inc.

Full-Year Results

Net sales for the year ended December 31, 2007 were $1.086 billion compared with $909.7 million for the year ended December 31, 2006, an increase of 19.4%. Net income for the year ended December 31, 2007 was $227.4 million versus $137.8 million in the comparable 2006 period. As detailed in the Supplemental Financial Information below, adjusted net income for 2007 was $258.1 million compared with $220.8 million in 2006, which included the aforementioned and other adjustments.

Diluted earnings per share for the year ended December 31, 2007 were $1.69 compared with $1.03 in the comparable 2006 period. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for 2007 were $1.92 compared with $1.65 in 2006, a 16.4% increase.

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“We are pleased to report another record-breaking quarter and year,” said Charles A. Rowland, Jr., Chief Financial Officer. “These outstanding results were achieved during a year when we made significant investments to support our anticipated future growth, through upgrades to our information technology infrastructure, improvements to our core business processes and expansion of our commercial capability to support our anticipated growth through 2009 and beyond. With our strong financial condition, we are continuing to review licensing and acquisition opportunities that will augment our pipeline, expand our on-market product portfolio and diversify our revenue base.”

Revised Guidance

Based primarily on the stronger-than-expected net sales for the fourth quarter and full year 2007, Endo is increasing its previously announced net sales and earnings per share guidance for 2008. The company now estimates its 2008 net sales guidance to be between $1.225 billion and $1.250 billion, up from the previous guidance of $1.215 billion to $1.240 billion, issued on January 7, 2008. Adjusted diluted earnings per share (excluding estimated milestone payments to partners, certain severance costs and the expensing of stock-based compensation charges) for 2008 are now expected to be between $2.18 and $2.22, up from the prior adjusted diluted EPS guidance of $2.10 to $2.15. Of course, there can be no assurance that Endo will achieve these results.

“We are encouraged by the growth in demand we have seen for our major on-market products and expect this trend to continue into 2008,” said Nancy J. Wysenski, Chief Operating Officer.

Use of Non-GAAP Measures — Adjusted Net Income and Adjusted Diluted Earnings per Share:

Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. Endo refers to these non-GAAP financial measures in making operating decisions because it believes they provide meaningful supplemental information regarding the company’s operational performance. For instance, Endo believes that these non-GAAP financial measures facilitate its internal comparisons to its historical operating results and comparisons to competitors’ results. The company includes these non-GAAP financial measures in its earnings announcements because it believes they are useful to investors in allowing for greater transparency related to supplemental information used by Endo in its financial and operational decision-making. In addition, Endo has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting at this time. Further, Endo believes that these non-GAAP financial measures may be useful to investors as it is aware that certain of its significant stockholders utilize these measures to evaluate its financial performance. Finally, these measures are considered by the Compensation Committee of Endo’s Board of Directors in assessing the performance and compensation of substantially all of its employees, including its executive officers. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this earnings announcement to their most directly comparable GAAP financial measures as provided with the financial statements included in this press release.

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Supplemental Financial Information

A reconciliation of net income as determined by GAAP to adjusted net income for the three months ended December 31, 2007 and December 31, 2006 is as follows:

	(Unaudited) Three Months Ended December 31,
	2007	2006
	(in thousands, except per share data)
GAAP net income	$50,598	$14,774
Add: Income tax	28,017	19,858

GAAP income before income tax	78,615	34,632
Add: Compensation expense and related employer payroll taxes funded by Endo Pharma LLC	—	234
Add: Upfront and milestone payments to partners	26,790	250
Add: Stock-based compensation expense	2,988	3,035
Add: Impairment of other intangible assets	889	31,263
Add: Purchased in-process research and development	—	26,046
Less: Reversal of contingent liability	—	(6,808)
Adjusted income before income tax	109,282	88,652

Pro forma income tax	39,657	31,924

Adjusted net income	$69,625	$56,728

Diluted weighted average shares outstanding	134,558	134,221

Adjusted diluted earnings per share	$0.52	$0.42

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A reconciliation of net income as determined by GAAP to adjusted net income for the year ended December 31, 2007 and December 31, 2006 is as:

	(Unaudited) Year Ended December 31,
	2007	2006
	(in thousands, except per share data)
GAAP net income	$227,440	$137,839
Add: Income tax	125,810	95,895

GAAP income before income tax	353,250	233,734
Add: Compensation expense and related employer payroll taxes funded by Endo Pharma LLC	—	42,619
Add: Upfront and milestone payments to partners	34,860	10,650
Add: Stock-based compensation expense	13,928	12,372
Add: Impairment of other intangible assets	889	31,263
Add: Purchased in-process research and development	—	26,046
Less: Reversal of contingent liability	—	(6,808)

Adjusted income before income tax	402,927	349,876
Pro forma income tax	144,811	129,102

Adjusted net income	$258,116	$220,774

Diluted weighted average shares outstanding	134,548	134,102

Adjusted diluted earnings per share	$1.92	$1.65

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Selected Product Review

LIDODERM. For the quarter ended December 31, 2007, net sales of LIDODERM were $208.7 million, up 20.3% from $173.5 million in the same period in 2006. For the full-year 2007, net sales of LIDODERM were $705.6 million compared with $566.8 million in the same period of 2006, a 24.5% increase. Prescription growth for LIDODERM was up 12% and dispensed unit growth was up 12% in the fourth quarter of 2007 versus the same 2006 period. Prescription growth for LIDODERM was up 14% and dispensed unit growth was up 15% for the year ended December 31, 2007 over the comparable 2006 period. The company estimates that prescription demand for LIDODERM in the fourth quarter of 2007 was approximately $202.8 million.

OPANA ER and OPANA. Combined net sales for the OPANA franchise were $28.9 million for the fourth quarter and were $107.1 million for the year in 2007 versus $6.8 million for the fourth quarter and full year in 2006. The 2007 results include the recognition of $13.8 million in deferred revenue for commercial shipments of OPANA ER and OPANA made to customers in 2006. Endo estimates that prescription demand for OPANA ER and OPANA in the fourth quarter of 2007 was approximately $26.1 million.

FROVA. Net sales of FROVA were $14.1 million for the fourth quarter of 2007, up 22.6% from $11.5 million in the fourth quarter of 2006. Net sales were $52.4 million for the full year in 2007 versus $40.6 million in 2006, a 29.1% increase. Prescription growth was up 17% for the fourth quarter and 12% for the year in 2007 versus the comparable 2006 periods. The company estimates that prescription demand for FROVA in the fourth quarter of 2007 was approximately $13.5 million.

PERCOCET®. Net sales of PERCOCET were $30.6 million for the fourth quarter of 2007 versus $27.8 million in the same period in 2006, a 10.1% increase. Net sales of PERCOCET were $121.7 million for the year ended December 31, 2007, an increase of 18.5% from $102.7 million in the same period in 2006. The company estimates that prescription demand for PERCOCET in the 2007 fourth quarter was approximately $29.7 million.

Generic products. Net sales from the company’s generic products in 2007 were $19.2 million in the fourth quarter and $87.6 million for the year compared with $36.7 million and $178.7 million in the respective periods of 2006. The year-ago results included net sales of the company’s extended-release oxycodone tablets of $13.8 million in the fourth quarter and $57.1 million for the year. Endo ceased selling this product as of December 31, 2006. The quarterly and year-to-date decreases in 2007 are also due to increased generic competition with the company’s morphine sulfate extended-release tablets. Endo expects competition to continue to adversely affect its market share and the price of both ENDOCET® and its morphine sulfate extended-release tablets.

Note to Investors

Endo will conduct a conference call with financial analysts to discuss this news release today at 11:00 a.m. ET. Investors and other interested parties may access the conference call by dialing (888) 713-4205 (domestic) or (617) 213-4862 (international). Please dial in 10 minutes prior to the scheduled start time and reference passcode 37096907.

A replay of the call will be available from February 22 at 1:00 p.m. ET by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 90683726, and will run until 12:00 a.m. ET on February 29, 2008. A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on February 29, 2008. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

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About Endo

Endo Pharmaceuticals Holdings Inc. is a specialty pharmaceutical company with market leadership in pain management. Through its wholly owned Endo Pharmaceuticals Inc. subsidiary, the company is engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used primarily to treat and manage pain. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available at www.endo.com.

Forward-Looking Statements

This press release contains information that includes or is based on “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements, including estimates of future net sales, future expenses, future net income and future earnings per share, are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed results of operations. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may” or similar expressions are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about the growth of our business, our financial performance and the development of our industry. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this press release. Important factors that could cause our actual results to differ materially from the expectations reflected in the forward-looking statements in this press release include, but are not limited to: our ability to successfully develop, commercialize and market new products; timing and results of pre-clinical or clinical trials on new products; our ability to obtain regulatory approval of any of our pipeline products; competition for the business of our branded and generic products, and in connection with our acquisition of rights to intellectual property assets; market acceptance of our future products; government regulation of the pharmaceutical industry; our dependence on a small number of products; our dependence on outside manufacturers for the manufacture of our products; our dependence on third parties to supply raw materials and to provide services for certain core aspects of our business; new regulatory action or lawsuits relating to our use of narcotics in most of our core products; our exposure to product liability claims and product recalls and the possibility that we may not be able to adequately insure ourselves; our ability to protect our proprietary technology; the successful efforts of manufacturers of branded pharmaceuticals to use litigation and legislative and regulatory efforts to limit the use of generics and certain other products; our ability to successfully implement our acquisition and in-licensing strategy; regulatory or other limits on the availability of controlled substances that constitute the active ingredients of some of our products and products in development; the availability of third-party reimbursement for our products; the outcome of any pending or future litigation or claims by the government; our dependence on sales to a limited number of large pharmacy chains and wholesale drug distributors for a large portion of our total net sales; significant litigation expenses to defend or assert patent infringement claims; any interruption or failure by our suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us; a determination by a regulatory agency that we are engaging in inappropriate sales or marketing activities, including promoting the “off-label” use of our products; existing suppliers become unavailable or lose their regulatory status as an approved source, causing an inability to obtain required components, raw materials or products on a timely basis or at commercially reasonable prices; the loss of branded product exclusivity periods and related intellectual property; and our exposure to securities that are subject to market risk

We do not undertake any obligation to update our forward-looking statements after the date of this press release for any reason, even if new information becomes available or other events occur in the future. You are advised, however, to consult any further disclosures we make on related subjects in our 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (or SEC). Also note that we provide the preceding cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our business. These are factors that, individually or in the aggregate, we think could cause our actual results to differ

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materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the preceding to be a complete discussion of all potential risks or uncertainties.

(Tables Attached)

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The following tables present Endo’s unaudited net sales for the three months and year ended December 31, 2007 and December 31, 2006:

Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Three Months Ended December 31,
	2007	2006
LIDODERM®	$208,661	$173,501
PERCOCET®	30,559	27,806
OPANA ER® AND OPANA®	28,869	6,845
FROVA®	14,072	11,456
Other Brands	3,228	3,189

Total Brands	$285,389	$222,797

Oxycodone ER	—	$13,812
Other Generics	19,193	22,862

Total Generics	$19,193	$36,674

Total Net Sales	$304,582	$259,471

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Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Year Ended December 31,
	2007	2006
LIDODERM®	$705,587	$566,785
PERCOCET®	121,742	102,707
OPANA ER® AND OPANA®	107,143	6,845
FROVA®	52,437	40,564
Other Brands	11,065	14,027

Total Brands	$997,974	$730,928

Oxycodone ER	—	$57,075
Other Generics	87,634	121,656

Total Generics	$87,634	$178,731

Total Net Sales	$1,085,608	$909,659

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The following table presents Endo’s consolidated statements of operations for the three months and year ended December 31, 2007 and December 31, 2006 (certain prior period amounts have been reclassified to conform to the current period presentation):

Endo Pharmaceuticals Holdings Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
NET SALES	$304,582	$259,471	$1,085,608	$909,659
COSTS AND EXPENSES:

Cost of sales	62,045	59,842	217,369	208,889
Selling, general and administrative	119,451	89,424	411,869	346,303
Research and development	54,591	24,397	138,255	86,629
Impairment of other intangible assets	889	31,263	889	31,263
Purchased in-process research and development	—	26,046	—	26,046

OPERATING INCOME	67,606	28,499	317,226	210,529
INTEREST AND OTHER INCOME, Net	11,009	6,133	36,024	23,205

INCOME BEFORE INCOME TAX	78,615	34,632	353,250	233,734
INCOME TAX	28,017	19,858	125,810	95,895

NET INCOME	$50,598	$14,774	$227,440	$137,839

NET INCOME PER SHARE:

Basic	$0.38	$0.11	$1.70	$1.03
Diluted	$0.38	$0.11	$1.69	$1.03

WEIGHTED AVERAGE SHARES:

Basic	134,105	133,505	133,903	133,178
Diluted	134,632	134,136	134,525	133,911

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The following table presents the Endo’s unaudited condensed consolidated balance sheet data at December 31, 2007 and December 31, 2006 (certain prior period amounts have been reclassified to conform to the current period presentation):

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Balance Sheet Data (unaudited)

(in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$350,325	$628,085
Marketable securities	313,386	—
Accounts receivable, net	249,784	279,159
Inventories	69,228	62,129
Other current assets	82,724	66,641

Total current assets	1,065,447	1,036,014
Marketable securities	283,339	6,810
Property and equipment, net	44,920	36,565
Goodwill	181,079	181,079
Other intangibles, net	70,949	78,046
Note receivable	45,971	52,872
Other assets	10,933	5,303

TOTAL ASSETS	$1,702,638	$1,396,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to Endo Pharma LLC	$685	$38,693
Other current liabilities	395,973	299,406

Total current liabilities	396,658	338,099
Other liabilities	13,690	17,602

Total stockholders’ equity	1,292,290	1,040,988

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,702,638	$1,396,689

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The following table presents condensed consolidated cash flow data for the year ended December 31, 2007 and December 31, 2006:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Cash Flow Data (unaudited)

(in thousands)

	Year Ended December 31,
	2007	2006
Net cash provided by operating activities	$365,7424	$345,334
Net cash used in investing activities	(614,528)	(66,449)

Net cash used in financing activities	(28,974)	(151,756)

Net (decrease) increase in cash and cash equivalents	$(277,760)	$127,129

Cash and cash equivalents, beginning of period inning of period	$628,085	$500,956

Cash and cash equivalents, end of period	$350,325	$628,085

Net Cash Used in Financing Activities

During the years ended December 31, 2007 and December 31, 2006, net cash used in financing activities included a $38.5 million and a $195.8 million payment, respectively to Endo Pharma LLC. Endo Pharma LLC is a limited liability company that is no longer affiliated with the company, but had historically held significant portions of Endo common stock, in which affiliates of Kelso & Company and certain current and former members of management have an interest. This payment was made pursuant to the tax-sharing agreement between the company and Endo Pharma LLC. This agreement requires the company, under certain circumstances, to pay Endo Pharma LLC the amount of the tax benefits that are usable by the company as a result of the exercise of stock options granted pursuant to the Endo Pharma LLC Stock Option Plans, which stock options were exercisable only into shares of Endo common stock held by Endo Pharma LLC and, accordingly, did not dilute the ownership of the company's public stockholders. Endo has recorded a liability as of December 31, 2007 of $0.7 million, which, if used to reduce our 2007 income taxes, will be paid to Endo Pharma LLC in 2008.

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